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                                                                   EXHIBIT 10.15

                               LEASE AGREEMENT


THIS LEASE AGREEMENT made and entered into this 1st day of June, 1997, by and between G&L Gardens, LLC., an Arizona Limited Liability Company the "Lessor", and Capital Senior Management 1, Inc., a Texas Corporation, the "Lessee".

                               W I T N E S E T H

WHEREAS, Lessor owns a 98 bed Intermediate Care Nursing and Alzheimers facility located in Phoenix, Arizona known as Maryland Gardens Care Center, which together with any other improvements now hereafter located on the tract and all easements, tenements, hereditament, buildings, appurtenances and any and all furnishings, fixtures and equipment and supplies used in conjunction therewith are hereinafter referred to as the "Leased Premises";

WHEREAS, the Lessor owns furnishings, furniture, equipment, fixtures and supplies to be used in or about the Leased Premises which are enumerated on Exhibit "A" (hereinafter collectively referred to as the "Personal Property");

WHEREAS, Lessee has agreed to lease the Leased Premises and Personal Property from Lessor pursuant to the terms and conditions of this lease (the "Lease");

NOW, THEREFORE, in consideration of the rents hereinafter specified and the covenants, terms and conditions hereinafter contained, the parties do hereby agree as follows:

1. Leased Premises and Personal Property. Lessor, for and in consideration of the rent, and covenants and agreements hereinafter reserved, mentioned and contained on the part of the Lessee, its successors and assigns, to be paid, kept and performed, does hereby Lease unto Lessee the Leased Premises together with the Personal Property to be used in and upon the Leased Premises for the term hereinafter specified, for use and operation therein and thereon of a nursing home and Alzheimers facility.

2. Term of Lease. The term of this Lease shall be for a period of fourteen (14) months commencing on June 1, 1997, (the "Commencement Date"), and shall expire at midnight on July 31, 1998, unless sooner terminated as hereinafter provided.

3. Rent. Lessee shall pay to Lessor after payment of all expenses, (including the monthly management fee) the monthly rental for the Leased Premises (the "Rent") in the amount of $30,000 in June, July and September, 1997, and $35,000 per month thereafter.
         Notwithstanding the above, it is agreed that no


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         rental payments will be due in August of 1997 and May of 1998.  All rent payments shall be paid by the fifth day of each month.

4. License and Certifications. Lessee will use its best efforts to take all affirmative action required by all federal, state, county and local governmental authorities having jurisdiction over Lessee, the services it provides and the facilities it operates, to obtain, maintain, and retain all necessary, and appropriate certificates, licenses, and other approvals for operation of the Leased Premises.

5.       Payment of Taxes and Assessments.

         a. Generally. Lessee will pay or cause to be paid, all taxes and assessments, which during the term of this Lease may have been, or may be assessed, levied, confirmed, imposed upon and become due and payable out of or in respect of, or become a lien on the Leased Premises or any part thereof (hereinafter collectively referred to as "Taxes and Assessments"). Notwithstanding the foregoing, Lessee will be under no obligation, however, to pay interest or principal on any debt of Lessor secured by the Property, any franchise or income tax payable by Lessor (including income or similar tax on net income of Lessor derived from this Lease), any gift, inheritance, transfer estate or succession tax by reason of any present or future law which may be enacted during the term of this Lease.

         b. Contest. Lessee shall have the right to contest the amount or validity, in whole or in part, of any Taxes and Assessments by appropriate proceedings diligently conducted in good faith.

6.       Occupancy and Use of Premises.

         a. Use of Premises. During the term of this Lease, the Leased Premises shall be used and occupied by Lessee for an Intermediate Care Nursing and Alzheimers Facility.

         b. Status at Termination. Upon termination of this Lease for any reason, Lessee will return to Lessor the Leased Premises and transfer all applicable licenses and permits to Lessor.

7. Utilities. Lessee will contract in its own name and pay all charges for water, gas, sewer, electricity, light, heat air conditioning, power telephone, waste removal or other services used by, rendered or supplied to Lessee in connection with the Leased Premises. However, Lessee may contest any such utility charges.


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8.       Insurance.

         a. General Coverage Requirements. Lessee, at its sole cost and expense, will insure and keep insured with responsible insurance companies authorized to do business in the State in which the Leased Premises is located, the Leased Premises and all alterations, extension and improvements thereto and replacements thereof, as well as all personal property of Lessee located on the Leased Premises, against loss or damage by fire and the risks contemplated within the extended coverage endorsement (as such endorsement in the broadest form may customarily be written in such jurisdiction from time to time) and against such other risks as may be reasonably required by Lessor or by any lender holding a mortgage superior to this Lease, but in no event in an amount more than the full insurable value of the Leased Premises, or an amount which, if the Leased Premises were substantially or totally destroyed, would provide sufficient proceeds to completely repair or replace the Leased Premises, as such amounts may change from time to time. Lessee will pay the premium for such insurance as it becomes due and will deliver to Lessor copies of all such policies of insurance as it becomes due and will deliver to Lessor copies of all such policies of insurance with due proof of payment of premiums at least ten
                 (10) days prior to expiration of the policies; provided, however, at the commencement of the Initial Term of this Lease, Lessee shall have the option to keep in force the fire and other policies of Lessor, if any, then in force until their respective expiration dates, and if kept in force, the premiums for such policies will be prorated and adjusted between Lessor and Lessee as of the date of the commencement of the Initial Term of this Lease, and similar adjustment and proration will be made in respect to any such policies taken out by Lessee and in existence at the end of the term of this Lease. All policies of fire and other insurance will be for the benefit of, and with loss payable to Lessor, Lessee and any lender holding a mortgage superior to this Lease, as their interests may appear. The interest of any such lender will be covered by the customary mortgagee endorsement used in the jurisdiction in which the Leased Premises is located.

         b. Specific Coverage Requirements. Lessee shall also, at Lessee's sole cost and expense, cause to be issued and shall maintain during the entire term of this Lease the following:

                 i. Lessee will carry and maintain at all times during the term of this Lease insurance against claims for personal injury or property damage under a policy of general liability insurance or a combination of General Liability and Commercial Umbrella Liability policies in an amount of at least Three Million


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                          and No/100 dollars ($3,000,000.00) per occurrence and
                          One Hundred Thousand and No/100 Dollars ($100,000.00) (but in no event less than the requirements of Lessor's lenders) or the reasonable recommendations of any qualified insurance consultant retained by Lessor. Lessee will also carry adequate workmen's compensation insurance and business interruption insurance equal to one years rental payments.

                 ii. Lessee will carry and maintain at all times during the term of this Lease professional liability or "malpractice" insurance to the extent of not less than Three Million Dollars ($3,000,000.00) per occurrence, Three Million Dollars ($3,000,000.00) per year.

                 iii. Lessee, at its sole cost and expense, will maintain such other usual and customary polices of insurance in such amounts as may be reasonably required by Lessor's lenders, including but not limited to, any automobile liability insurance, boiler insurance or flood insurance required by said lenders; provided that such insurance is available at commercially reasonable rates.

         c. Policy Requirements. All policies of insurance shall provide that they shall not be canceled, terminated, reduced or materially modified without at least thirty (30) days prior written notice to Lessor and Lessee.

         d. Delivery of Policies. The originals or binder of all insurance policies required by this Article shall be delivered to Lessor upon request.

9.       Repairs and Maintenance.

         a. Lessee's Duties to Repair. Throughout the term of this Lease, Lessee, at its sole cost and expense, will keep and maintain, or cause to be kept and maintained, the Leased Premises (including the grounds) and the Personal Property in good order and condition without waste and in a suitable state of repair at least comparable to that which existed immediately prior to the Commencement Date (ordinary wear and tear excepted). However, Lessee shall not be responsible for any maintenance and repairs which are not of a routine nature. Instead, Lessor shall be responsible for all structural repairs and replacements and material capital expenditures, such as repairs and replacements to the building, roof, and major mechanical systems, changes to the parking, grading and other matters concerning the land on which the improvements are located, and other non-routine repairs and replacements. Additionally, Lessor shall fund the renovations listed under Exhibit "B" under the time limits set forth in said Exhibit.


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         b.      Replacement of Personal Property.  Lessee shall have the
                 right, at any time and from time to time, to remove and dispose of any Personal Property which may have become obsolete or unfit for use, or which is no longer useful in the operation of the Leased Premises.

10. Alterations and Demolition. Lessee will not remove or demolish any improvement or building which is part of the Leased Premises or any portion thereof or allow it to be removed or demolished, without the prior written consent of the Lessor, which consent shall not be unreasonably withheld. Subject to the terms of any mortgage secured by the Leased Premises, Lessee agrees that it will not make, authorize or permit to be made, any changes or alterations in or to the Leased Premise in excess of $20,000.00 without first obtaining the Lessor's written consent thereto.

11.      Discharge of Liens.

         a. General. Lessee will not create or permit to be created or to remain, and Lessee will discharge, any lien, encumbrance or charge levied on account of any mechanic's, laborer's or materialman's lien of any conditional sale, security agreement or chattel mortgage, or otherwise, which might be or become a lien, encumbrance or charge upon the Leased Premises or any part thereof, or the income therefrom or the Personal Property, for work or materials or Personal Property furnished or supplied to, or claimed to have been supplied to or at the request of Lessee.

         b. Cure by Lessee. If any mechanic's laborer's, materialman's or other lien caused or charged to Lessee shall at any time be filed against the Leased Premises or Personal Property, Lessee shall have the right to contest such lien or charge, provided, Lessee within thirty (30) days after notice of the filing thereof, will cause the same to be discharged or record or in lieu thereof to secure Lessor against said lien by deposit with Lessor of such security as may be reasonably demanded by Lessor to protect against such lien.

12. Inspection of Premises by Lessor. At any time after twenty-four (24) hours notice to Lessee, during reasonable business hours, Lessor and/or its authorized representative shall have the right to enter and inspect the Leased Premises. Lessor agrees that the person or persons upon entering and inspecting the Leased Premises will cause as little inconvenience to the Lessee as may reasonably be possible under the circumstances.


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13.      Condemnation.

         a. Generally. Lessor and Lessee shall immediately notify the other party as soon as either becomes aware of any attempt to acquire by condemnation, as hereinafter defined, the entire premises, or any portion thereof. As used in this section, the word "Condemnation" and grammatical variations thereof made to fit the grammatical usage, means any taking of any interest in the premises or the improvements to the premises by right to eminent domain or any purchase of any such interest in lieu of such taking.

         b. Termination on Entire Taking. In the event the entire premises at any one facility is taken by Condemnation, the Lease shall terminate with regard to that facility and expire as of the date possession is taken. A partial taking of a portion of any facility which is so extensive as to render the remainder of the facility economically unsuitable for its primary intended use under this Lease, in Lessee's reasonable business judgment, shall be deemed an entire taking, and this Lease shall terminate.

         c. Restoration. If there is partial taking of the Leased Premises and this Lease is not terminated pursuant to Paragraph 12 (b), above, this Lease shall remain in full force and effect and the Lessor, at its cost, shall accomplish all necessary restoration to the extent reasonably practicable, up to but not exceeding the amount of the award payable to Lessor as a result of such taking.

14.      Covenants, Warranties and Representations of Lessor.

         a. Lessor covenants, warrants and represents that is has fee simple title to the Leased Premises and the Personal Property, free and clear of any and all liens, mortgages, claims, rights of parties in possession and any other claims or rights except as specifically set forth on Exhibit "C" attached hereto.

         b. Lessor represents and warrants that there presently is no claim or litigation pending or, to the best knowledge of Lessor, threatened against Lessor or which would have the effect of preventing or terminating this Lease or the quiet enjoyment of the Leased Premises or the Personal Property by the Lessee.

         c. Lessor represents and warrants that it has the full power and authority to enter into this Lease.

         d. To the best of its actual knowledge, Lessor represents and warrants that there presently exits in good standing such licenses and permits as are


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                 necessary to operate this facility according to all applicable federal and state statues and ordinances, including specifically the Reimbursement Plan and all Medicare/Medicaid regulations.

15.      Covenants, Warranties, and Representations of Lessee.

         a. Lessee represents and warrants that it has the full power and authority to enter into this Lease.

         b. Lessee covenants that it will promptly apply for such licenses and permits as are necessary in order for it to operate the Leased Premises in accordance with the Reimbursement Plan and applicable Medicare/Medicaid regulations.

16. Events of Default. The following acts or events shall be deemed to be an event of default (an "Event of Default"):

         a. The failure by Lessee to pay when due any rental payment or part thereof, under the provisions of the Lease, when such failure shall continue for a period of thirty (30) days after the due date thereof, and for a period of ten (10) business days after written notice from Lessor;

         b. The failure of Lessee to perform, or the violation by Lessee of any material covenants, terms conditions or provisions of this Lease, other than those relating to the payment of money if such failure or violation shall not be cured within thirty
                 (30) days after notice thereof by Lessor to Lessee, unless such failure by its nature cannot be cured within such thirty
                 (30) days in which case Lessee shall not be deemed in defaults so long as Lessee commenced the cure of such failure within such thirty (30) days and diligently prosecutes such cure to completion;

         c. The filing of Lessee of a voluntary petition in bankruptcy, any adjudication that the Lessee is bankrupt, or the appointment of a trustee or receiver of the properties of the Lessee;

         d.      The abandonment of the Leased Premises by Lessee.

         e. The failure of Lessor to perform, or the violation by Lessor of any material covenants, terms conditions or provisions of this Lease, if such failure or violation shall not be cured within thirty (30) days after notice thereof by Lessee to Lessor, unless such failure by its nature cannot be cured within such thirty (30) days in which case Lessor shall not be deemed in default so long as Lessor commenced the cure of such


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                 failure within such thirty (30) days and diligently prosecutes such cure to completion;

17.      Lessor's Remedies Upon Default.

         a. Termination of Lease or Right of Possession. If an Event of Default occurs on the part of the Lessee, Lessor may, if it so elects, and as its sole and exclusive remedy, upon ten (10) days prior written notice to Lessee of such election, and with or without any demand whatsoever upon Lessee, forthwith terminate this Lease and Lessee's right to possession of the Leased Premises. Upon any such termination of this Lease, Lessee shall vacate the Leased Premises immediately, and shall quietly and peaceably deliver possession thereof to Lessor, and Lessee hereby grants to Leased Premises in such event with or without process of law and to repossess the Leased Premises and Personal Property as the Lessor's former estate. In the event of any such termination of this Lease or the Lessee's right to occupy the Leased Premises, the Lessor shall again have possession and enjoyment of the Leased Premises and Personal Property to the extent as if this Lease had not been made, and thereupon this Lease and everything herein contained on the part of Lessee to be done and performed shall cease and terminate.

         b. Assignment of Licenses and Permits. In the event of any Event of Default and if Lessor elects to terminate this Lease or to terminate Lessee's right to possession of the Leased Premises, then all licenses, certifications, permits and authorizations issued by any governmental agency, body or authority in connection with or relating to the Leased Premises and the nursing home operated thereon shall be deemed as being assigned to Lessor to the extent permitted by applicable state and federal law. Lessee shall deliver all such subsequent reimbursement checks for periods following the date of termination to Lessor immediately upon receipt thereof by Lessee. Lessor shall also have the right to continue to utilize the telephone number and name used by Lessee in connection with the operation of the nursing home located on the Leased Premises. To the extent permitted by applicable state and federal law, this Lease shall be deemed and construed as an assignment for purposes of vesting in Lessor all right, title and interest in and to (i) all licenses, certifications, permits and authorizations obtained in concoction with the operation of the nursing home located on the Leased Premises and (ii) the name and telephone number used in connection with the operation of the nursing home located on the Leased Premises. Upon demand by Lessor, Lessee hereby agrees to take such other action and execute such other


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                 documents as may be necessary in order to vest in Lessor all right, title and interest to the items specified herein.

18. Lessor's Remedies Upon Default: If an Event of Default occurs on the part of the Lessor, Lessee may, if it so elects, upon ten (10) days prior written notice to Lessor of such election, and with or without any demand whatsoever upon Lessor, forthwith terminate this Lease. Lessor shall remain responsible for any management fees or other expenses due and owing to Lessee as of the date of termination of the Lease, including reasonable attorney fees if needed to collect such fees.

19.      Right of Termination.

         Lessee shall have the right to terminate this Lease for any reason upon thirty (30) day notice to Lessor.

20.      Assignment.

         a. Lessee. Except to an affiliate of Lessee, Lessee shall not assign all or any part of Lessee's rights under this Lease (including the option rights) or sublet the whole or any part of the premises without the written consent of Lessor. Any consent which may be given to Lessee shall not release Lessee from its obligations under this Lease. If consent is once given by Lessor assignment of this Lease, or any interest therein, Lessor shall not be barred to refuse to consent to any further assignment.

         b. Lessor. Lessor shall have at all times the right to assign its rights under this Lease, provided, however, that in the event of such assignment Lessor shall also assign all sums held on behalf of tenant, and all assignee shall assume Lessor's obligations under the Lease.

21. Holdover. If Lessee shall occupy the Leased Premises with the consent of Lessor after the expiration or other termination of this Lease and rent is accepted, such occupancy and payment shall be construed as an extension of this Lease for the terms of one (1) month only from the date of expiration, and occupation and payment thereafter shall operate to extend the terms of this Lease for but one (1) month at a time unless other terms of such extensions are executed in writing signed by the parties. In such event, if either Lessor or Lessee desires to terminate said occupancy at the end of any month after the expiration of this Lease, the party desiring to terminate the same shall give the other party at least thirty (30) days written notice to that effect.


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22.      Miscellaneous.

         a. Quiet Enjoyment. Lessee shall lawfully and quietly hold, occupy and enjoy the Leased Premises during the term of this Lease, without hindrance by Lessor or by any other person or persons claiming under Lessor.

         b. Attorney's Fees. In case litigation is instituted, arising directly or indirectly out of this Agreement, the losing party shall pay to the prevailing party its reasonable attorney's fees, together with all expenses which may reasonably incur in taking such action including, but not limited to, costs incurred in searching records, the costs of title reports and expert witness fees, and anticipated post judgment collection services. If an appeal is taken from any judgment or decree of the trial cost, the losing party shall pay the prevailing party in the appeal its reasonable attorney's fees in such appeal.

         c. Estoppel Letter. Each party agrees that any time, and from time to time, upon not less that ten (10) days prior written request from the other party, to execute, acknowledge and deliver to the other party a statement in writing, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect a modified, and stating the modifications), the dates to which the rent, taxes, and assessments, if any, have been paid, the amount of any additional rent held by Lessor, and whether the Lease is then in default or whether any events have occurred which, with the giving of notice or the passage of time, or both, could constitute a default hereunder, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by any prospective assignee, mortgage or purchase of the fee interest in the Leased Premises or of this Lease.

         d. Headings. The headings and titles in this Lease are inserted only as a matter of convenience and for reference and in no ways define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

         e. Integration and Modifications. This Lease contains the entire agreement between the parties and any executory agreement hereafter made shall be ineffective to change, modify or discharge it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification or discharge is sought. This Lease cannot be changed orally or terminated orally.

         f. Binding Effect. Except as otherwise herein expressly provided, the covenants, conditions and agreements in this Lease shall bind and insure to the benefit of the Lessor and Lessee and their respective successors and assigns.


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         g.      Grammatical Changes.  All nouns and pronouns and any
                 variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons, firm or firms, corporation or corporations, entity or entities or any other thing or things may require.

         h. Severability. If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision shall be valid and be enforced to the fullest extent permitted by law.

         i. Jurisdiction and Venue. The laws of Arizona shall govern this validity, performance and enforcement of the Lease.

         j. Financial Statements. Within thirty (30) days after the end of each month, Lessee shall furnish to Lessor copies of monthly financial statements for Leased Premises.

         k. Indemnification. Lessee will indemnify, defend and hold Lessor harmless from any liability, damages, costs and expenses, including but not limited to reasonable attorney's fees, from any gross negligence or willful misconduct by Lessee. Lessor will indemnify, defend and hold Lessee harmless from any liability, damages, costs and expenses, including but not limited to reasonable attorneys' fees, for anything relating to the Leased Premises which arises from the gross negligence or willful misconduct of Lessor, its agents, or employees.

23. Notices. All notices, demands or requests which may or are required to be given by either party to the other shall be in writing and shall be sent by United States certified mail, return receipt requested, addressed to the other party hereto at the address set forth below:

         If to Lessor:                    Mark Hamermesh
                                          Senior Vice President
                                          G&L Realty Corporation
                                          439 N. Bedford Drive
                                          Beverly Hills, CA  90210


         If to Lessee:                    David R. Brickman
                                          Vice President
                                          Capital Senior Management I, Inc.
                                          14160 Dallas Parkway, Suite 300
                                          Dallas, TX  75240

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         Any party may from time to time change such addresses by notifying all other parties in writing by certified or registered mail, postage prepaid, of the change. Notices mailed as set forth above shall be deemed given and received forty eight (48) hours after such deposit in the mail.

24. Prorates of Operations. Revenues and expenses of the Leased Premises at the commencement and termination of the Lease shall accrue to the benefit of the Leased Premises.

25. Right of First Refusal. Lessee shall have a right of first refusal to match any bona fide offer of purchase received by, and acceptable to Lessor. Lessor shall give to Lessee full details in writing of any such offer which is acceptable to Lessor at least thirty (30) days prior to the anticipated sale. Lessee shall have fourteen (14) days from receipt of such notice in which to notify Lessor of its desire to purchase the Leased Premises on the same terms and conditions as set forth in the written notification. If Lessee does not exercise its right to purchase the Leased Premises, Lessor shall have sixty (60) days in which to complete such sale on the same terms as set forth in the written notification. If Lessor shall sell the Leased Premises to a third party as herein provided during the term of this Lease, Lessor shall pay Lessee severance compensation in amount equal to the then current monthly management fee times the number of months remaining in the term of the Lease, but no greater than four months. For purposes of this paragraph, the monthly management fee shall be 5% of gross revenues.

26. Nonrecourse. This Agreement shall be nonrecourse to Lessee. The preceding sentence shall not apply to any liability or obligation of Lessee which results from or arises out of the gross negligence, willful misconduct, misappropriation of funds or fraud of or by Lessee. Additionally, no officer or director of Lessee shall have any personal liability hereunder.


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IN WITNESS WHEREOF, the parties hereto have caused this Lease to be signed by persons authorized to do so on behalf of each of them respectively the day and year first above written.


                         LESSOR:
                         ------


                         BY:  /s/ MARK H. HAMERMESH
                            ---------------------------------------------------
                               G & L Gardens, LLC


                         LESSEE:
                         ------

                         BY: /s/ DAVID R. BRICKMAN, V.P.
                            ---------------------------------------------------


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